Exhibit 99.1

Bristol-Myers Squibb Completes Acquisition of ZymoGenetics, Inc.

(NEW YORK, October 12, 2010) — Bristol-Myers Squibb Company (NYSE: BMY) announced today that it has completed its previously announced acquisition of ZymoGenetics, Inc. (NASDAQ: ZGEN). As a result of the transaction, ZymoGenetics has become a wholly-owned subsidiary of Bristol-Myers Squibb.

Bristol-Myers Squibb initiated on September 10, 2010, a cash tender offer to purchase all outstanding shares of common stock of ZymoGenetics for $9.75 per share. The tender offer period expired at midnight (New York City time) on October 7, 2010, and was not extended. Based on information provided by the Depositary to Parent, as of the expiration of the Offer, approximately 82,605,529 Shares were validly tendered and not validly withdrawn prior to the expiration of the Offer, representing approximately 94.9% of the ZymoGenetics shares outstanding. As of the close of business on October 11, 2010, approximately 981,756 Shares remained subject to guaranteed delivery procedures.

Today, Bristol-Myers Squibb acquired all of the remaining outstanding shares of ZymoGenetics common stock by means of a “short form merger” in which all such shares were converted into the right to receive $9.75 per share, in cash and without interest, less any required withholding taxes. Bristol-Myers Squibb intends to delist and de-register ZymoGenetics common stock as promptly as practicable following the effective time of the merger.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of ZymoGenetics.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

Contacts

Media:	Jennifer Fron Mauer, (609) 252-6579, jennifer.mauer@bms.com

Investors:	Teri Loxam, (609) 252-3368, teri.loxam@bms.com
Suketu Desai, (609) 252-5796, suketu.desai@bms.com